                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12


                            MICRON TECHNOLOGY, INC.
         -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 28, 2000

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation (the "Company"), will be held on November 28, 2000, at 9:00 a.m., Mountain Standard Time, at the Company's headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected and qualified.

    2. To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 1,000,000,000 to 3,000,000,000.

    3. To approve an amendment to the Company's Certificate of Incorporation eliminating the Company's authority to issue Class A Common Stock.

    4. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending August 30, 2001.

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


    Only shareholders of record at the close of business on October 2, 2000 are entitled to notice of and to vote at the meeting. A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the business to be transacted at the meeting, during ordinary business hours for the ten-day period ending immediately preceding the date of the meeting, at the Company's headquarters at 8000 South Federal Way, Boise, Idaho 83716-9632.



    Attendance at the Annual Meeting will be limited to shareholders and guests of the Company. Shareholders may be asked to furnish proof of ownership of the Company's Common Stock before being admitted to the meeting. Directions to the meeting's location accompany the Proxy Statement.



    To ensure your representation at the meeting, you are urged to vote, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Alternatively, shareholders may vote by telephone or electronically via the internet. Please refer to the instructions included with the proxy for additional details. Shareholders attending the meeting may vote in person even if they have already submitted their vote.


                                          By Order of the Board of Directors

                                          Roderic W. Lewis
                                          VICE PRESIDENT OF LEGAL AFFAIRS,
                                          GENERAL COUNSEL & CORPORATE SECRETARY

Boise, Idaho
October 24, 2000


           YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.

                                     [LOGO]

                             8000 SOUTH FEDERAL WAY
                            BOISE, IDAHO 83716-9632

                            ------------------------

                                PROXY STATEMENT

                      2000 ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 28, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


    The enclosed proxy is solicited on behalf of the Board of Directors of Micron Technology, Inc. (the "Company"), for use at the 2000 Annual Meeting of Shareholders to be held on November 28, 2000, at 9:00 a.m., Mountain Standard Time, or at any adjournment thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of 2000 Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632. Directions to the Annual Meeting accompany this Proxy Statement. The Company's telephone number is (208) 368-4000.



    This Proxy Statement and enclosed proxy are first being mailed on or about October 24, 2000, to all shareholders entitled to vote at the meeting.


RECORD DATE

    Shareholders of record at the close of business on October 2, 2000 (the "Record Date"), are entitled to notice of and to vote at the meeting.

REVOCABILITY OF PROXY


    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by attending the Annual Meeting and voting in person or by delivering to the Company a written notice of revocation or another duly executed proxy bearing a date later than the earlier given proxy.


SOLICITATION


    The cost of solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by the Company's directors, officers and employees, without additional compensation, personally or by telephone, internet or facsimile. The Company intends to use the services of Corporate Investor Communications, Inc., a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost to the Company will be approximately $10,000.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES


    The Company has one class of stock outstanding, Common Stock, $.10 par value per share (the "Common Stock"). At October 2, 2000, the Record Date,
567,667,350 shares of the Common Stock were issued and outstanding.


VOTING RIGHTS


    Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, each shareholder will be entitled to one vote for each share of the Company's Common Stock held at the Record Date for all matters, including the election of directors, unless cumulative voting for the election of directors is required. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of the Company's Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" and, with respect to the election of directors, "WITHHOLD" or "DO NOT VOTE FOR," are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are tallied to determine the shareholders' decision with respect to the matter voted upon (the "Votes Cast"). Abstentions will have the same effect of voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will generally not effect the outcome of the voting on a proposal. However, with respect to the proposed amendments to the Company's Certificate of Incorporation, such business items will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on such matter. Thus, broker non-votes will have the effect of a vote "AGAINST" such business items.



    The seven nominees for director receiving the highest number of Votes Cast will be elected, whether or not any one of them receives the vote of a majority of the shares represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes as to the election of the directors will not count as Votes Cast "FOR" any nominee.



    Cumulative voting for the election of directors shall not be required unless at least one shareholder has requested cumulative voting by written notice to the Secretary of the Company at least 15 days prior to the date of the meeting. If cumulative voting is required, every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than seven candidates. If cumulative voting is required, the persons authorized to vote shares represented by proxies shall have the authority and discretion to vote such shares cumulatively for any candidate or candidates for whom authority to vote has not been withheld.


VOTING OF PROXIES


    The shares of the Company's Common Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors,
(ii) FOR approval of the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares, (iii) FOR approval of the amendment to the Company's Certificate of Incorporation eliminating the Company's authority to issue Class A Common Stock, (iv) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for fiscal 2001, and (v) in the discretion of the proxy holders for such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth security ownership information as of October 2, 2000, based on the most current information provided to the Company by the beneficial owners, available to the Company from its own records or provided in Securities and Exchange Commission ("SEC") filings made by the beneficial owners, for (i) persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director,
(iii) each Named Executive Officer listed in the "Summary Compensation Table" set forth herein, and (iv) all directors and executive officers as a group:


                                             NUMBER OF                                         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER      SHARES OWNED(1)   RIGHT TO ACQUIRE(2)     TOTAL       CLASS(3)
------------------------------------      ---------------   -------------------   ----------   ----------
FMR Corp. ..............................     84,522,515(4)               0        84,522,515      14.89%
  82 Devonshire Street
  Boston, Massachusetts 02109
Texas Instruments Incorporated .........     32,285,684(5)      24,666,716(6)     56,952,400       9.61%
  7839 Churchill Way M.S. 3999
  Dallas, Texas 75251
Capital Research and Management              34,489,600(7)               0        34,489,600       6.08%
Company.................................
  333 South Hope Street
  Los Angeles, CA 90071
Steven R. Appleton......................        377,948(8)         188,500           566,448      *
James W. Bagley.........................              0             50,462            50,462      *
D. Mark Durcan..........................         47,967(9)         196,434           244,401      *
Jay L. Hawkins..........................         83,124            234,276           317,400      *
Roderic W. Lewis........................         22,344            180,554(10)       202,898      *
Robert A. Lothrop.......................         85,994(11)         50,462(12)       136,456      *
Thomas T. Nicholson.....................      2,819,940(13)         50,462         2,870,402      *
Don J. Simplot..........................        244,866(14)         48,614           293,480      *
Gordon C. Smith.........................            383(15)         16,000            16,383      *
Wilbur G. Stover, Jr....................         42,956(16)        152,000           194,956      *
William P. Weber........................         73,848             10,000            83,848      *
All directors and executive officers as       4,012,166(17)      1,463,400(18)     5,475,566      *
  a group (15 persons)..................


------------------------

*   Less than 1%

 (1) Excludes shares that may be acquired through the exercise of outstanding stock options.

 (2) Represents shares that an individual or entity has a right to acquire within 60 days of October 2, 2000.

 (3) For purposes of calculating the Percent of Class, shares that the person or entity had a Right to Acquire are deemed to be outstanding to calculate the Percent of Class of such person or entity, but are not deemed to be outstanding for the purpose of calculating the Percent of Class of any other person or entity.


 (4) Includes 75,221,442 shares beneficially owned by Fidelity Management & Research Company; 6,840,943 shares beneficially owned by Fidelity Management Trust Company; and 2,460,130 shares beneficially owned by Fidelity International Limited. FMR Corp. has sole dispositive power with respect to 84,522,515 shares and sole voting power with respect to 9,301,073 shares. This information is based upon a letter dated
     September 15, 2000, sent to the Company by FMR Corp.



 (5) Pursuant to an agreement between Texas Instruments Incorporated ("TI") and the Company, TI has agreed that, subject to certain conditions, it will vote its shares of the Company's Common Stock in the same proportion (for, against and abstain) as votes cast by the other holders of the Company's Common Stock with respect to each matter submitted to the shareholders.



 (6) Represents shares issuable on October 10, 2000, as a result of the conversion of $740,000,000 principal amount of 6.5% Convertible Subordinated Notes due October 1, 2005 (the "Notes").



 (7) Investment discretion with respect to these shares is disclaimed by Capital Research and Management Company. This information is based upon a Form 13-F, dated August 14, 2000, filed by Capital Research and Management Company with the SEC.



 (8) Includes 20,000 shares beneficially owned by Mesa L.P.



 (9) Includes 891 shares beneficially owned by Mr. Durcan's spouse.



 (10) Does not include options to purchase 61,000 shares of Micron Electronics, Inc. ("MEI") Common Stock which are exercisable within 60 days of October 2, 2000.



 (11) Includes 79,170 shares beneficially owned in joint tenancy with Mr. Lothrop's spouse and 848 shares beneficially owned by Mr. Lothrop's spouse.



 (12) Does not include options to purchase 13,000 shares of MEI Common Stock which are exercisable within 60 days of October 2, 2000.



 (13) Includes 100,000 shares beneficially owned by Blacks Creek Ltd. Partnership; 33,340 shares beneficially owned by Mr. Nicholson's spouse; 10,000 shares beneficially owned by MN II, Inc.; and 8,000 shares beneficially owned by Mountain View Equipment Company.



 (14) Does not include shares beneficially owned by J.R. Simplot Company.
      Mr. Simplot may be deemed to be the beneficial owner of shares beneficially owned by J.R. Simplot Company because he is a shareholder, Director, Corporate Vice President and member of the Office of the Chairman of J.R. Simplot Company. J.R. Simplot Company beneficially owns 18,632,000 shares which include (i) 1,632,000 shares as to which J.R. Simplot Company has both voting and dispositive power and (ii) 17,000,000 shares as to which J.R. Simplot Company has sole voting power, but no dispositive power. The number of shares beneficially owned by J.R. Simplot Company excludes (i) 15,200,000 shares which are subject to a pledge agreement and as to which shares J.R. Simplot Company has no voting power and no dispositive power and (ii) 190,000 shares held by the Simplot Foundation, the directors of which are directors or officers of J.R. Simplot Company. This information is based on a memo dated September 26, 2000, sent to the Company by J.R. Simplot Company.



 (15) Includes 247 shares beneficially owned by G.C. Smith L.L.C.



 (16) Includes 3,900 shares beneficially owned by Mr. Stover's minor children.



 (17) Does not include shares beneficially owned by J.R. Simplot Company (see footnote (14) above). Does not include shares of MEI Common Stock beneficially owned by directors and executive officers. The total number of shares of MEI held directly by all directors and executive officers as a group represents less than 1% of the total outstanding shares of MEI. Excludes shares of MEI beneficially owned by the Company which certain directors and officers of the Company may be deemed to beneficially own.



 (18) Does not include options to purchase 404,000 shares of MEI Common Stock exercisable within 60 days of October 2, 2000, by all directors and executive officers as a group (3 persons).

                           BUSINESS TO BE TRANSACTED

PROPOSAL 1.  ELECTION OF DIRECTORS

NOMINEES


    The Company's Bylaws currently provide for seven directors and it is contemplated that a board of seven directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's seven nominees named below, all of whom are presently directors of the Company. If any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until such person's successor has been elected and qualified, except in the case of earlier death, resignation or removal. Officers are appointed annually by the Board of Directors and serve until their successors are duly chosen and qualified, except in case of earlier death, resignation or removal. The names of the seven nominees and certain information about them are set forth below:



                                                                                            SERVED AS A
NAME OF NOMINEE                           AGE               PRINCIPAL OCCUPATION           DIRECTOR SINCE
--------------------------------------  --------   --------------------------------------  --------------
Steven R. Appleton....................        40   Chairman, Chief Executive Officer and         1994(1)
                                                   President of the Company
James W. Bagley.......................        61   Chairman and Chief Executive Officer             1997
                                                   of Lam Research Corporation
Robert A. Lothrop.....................        74   Retired, former Senior Vice President         1994(2)
                                                   of J.R. Simplot Company
Thomas T. Nicholson...................        64   Vice President and member of the Board           1980
                                                   of Directors of Honda of Seattle and
                                                   Toyota of Seattle and Vice President
                                                   of Mountain View Equipment Company
Don J. Simplot........................        65   Member of Office of the Chairman and             1982
                                                   Corporate Vice President of J.R.
                                                   Simplot Company
Gordon C. Smith.......................        71   Chairman and Chief Executive Officer          1990(3)
                                                   of G.C. Smith L.L.C. and Secretary and
                                                   Treasurer of SSI Management Corp.
William P. Weber......................        60   Retired, former Vice Chairman of Texas           1998
                                                   Instruments Incorporated


--------------------------

(1) Mr. Appleton also served as a member of the Board of Directors of the Company between April 1991 and July 1992.

(2) Mr. Lothrop also served as a member of the Board of Directors of the Company between August 1986 and July 1992.

(3) Mr. Smith also served as a member of the Board of Directors of the Company between February 1982 and February 1984.


    Set forth below are the principal occupations of the nominees for at least the past 5 years:


    STEVEN R. APPLETON joined the Company in February 1983 and has served in various capacities with the Company and its subsidiaries. Mr. Appleton first became an officer of the Company in August 1989 and has served in various officer positions, including overseeing the Company's semiconductor operations as President, Chief Executive Officer and Director of Micron
Semiconductor, Inc. ("MSI"), then a wholly-owned subsidiary of the Company, from July 1992 to November 1994. From
April 1991 until July 1992 and since May 1994, Mr. Appleton has served on the Company's Board of Directors. Since September 1994, Mr. Appleton has served as the Chief Executive Officer, President and Chairman of the Board of Directors of the Company. Mr. Appleton also serves as a Director of MEI. Mr. Appleton holds a BA in Business Management from Boise State University.


    JAMES W. BAGLEY became the Chairman and Chief Executive Officer of Lam Research Corporation ("Lam"), a supplier of semiconductor manufacturing equipment, in August 1997, upon consummation of a merger of OnTrak
Systems, Inc. ("OnTrak"), a supplier of semiconductor manufacturing equipment, into Lam. From June 1996 to August 1997, Mr. Bagley served as the Chairman and Chief Executive Officer of OnTrak. Prior to joining OnTrak, Mr. Bagley was employed by Applied Materials, Inc., also a supplier of semiconductor manufacturing equipment, for 15 years in various senior management positions, including Chief Operating Officer and Vice Chairman of the Board. Mr. Bagley is a member of the Board of Directors of Teradyne, Inc. He has served on the Company's Board of Directors since June 1997. Mr. Bagley holds a BS in Electrical Engineering and MS in Electrical Engineering from Mississippi State University.


    ROBERT A. LOTHROP served as Senior Vice President of J.R. Simplot Company, an agribusiness company, from January 1986 until his retirement in January 1991. From August 1986 until July 1992 and since May 1994, Mr. Lothrop has served on the Company's Board of Directors. From July 1992 until November 1994, he served as a Director of MSI. Mr. Lothrop also serves as a Director of MEI. Mr. Lothrop holds a BS in Engineering from the University of Idaho.

    THOMAS T. NICHOLSON has served as Vice President and a member of the Board of Directors of Honda of Seattle and Toyota of Seattle since 1988.
Mr. Nicholson has also served since May 2000 as Vice President of Mountain View Equipment Company and from 1982 to May 2000 served as President of Mountain View Equipment Company. He has served on the Company's Board of Directors since
May 1980. Mr. Nicholson holds a BS in Agriculture from the University of Idaho.


    DON J. SIMPLOT served as the President of Simplot Financial Corporation, a wholly-owned subsidiary of J.R. Simplot Company, from February 1985 until January 1992. Since 1955, Mr. Simplot has served in various capacities with J.R. Simplot Company and presently serves as a Corporate Vice President. Since
April 1994, he has also served as a member of the Office of the Chairman of J.R. Simplot Company. Mr. Simplot is a member of the Board of Directors of IMPCO Technologies, Inc. He has served on the Company's Board of Directors since February 1982.



    GORDON C. SMITH has served as Chairman and Chief Executive Officer of G.C. Smith L.L.C., a holding company for ranch operations and other investments, since May 2000. Since September 1994, Mr. Smith has also served as Secretary and Treasurer of SSI Management Corp., which manages food service, land, livestock and aircraft operations. Mr. Smith served in various management positions from July 1980 until January 1992 for Simplot Financial Corporation, a wholly-owned subsidiary of the J.R. Simplot Company. From May 1988 until his retirement in March 1994, Mr. Smith served as the President and Chief Executive Officer of J.R. Simplot Company. From September 1996 until September 1999, he served as President of Wesmar, Inc., a food service company. From February 1982 until February 1984 and since September 1990, he has served on the Company's Board of Directors. Mr. Smith holds a BS in Accounting from Idaho State University.



    WILLIAM P. WEBER served in various capacities with TI, a semiconductor manufacturing company, and its subsidiaries from 1962 until April 1998. From December 1986 until December 1993 he served as the President of TI's worldwide semiconductor operations and from December 1993, until his retirement in April 1998, he served as Vice Chairman of TI. He is a member of the Board of Directors of Unigraphics Solutions, Inc. He has served on the Company's Board of Directors since July 1998. Mr. Weber holds a BS in Engineering from Lamar University and a MS in Engineering from Southern Methodist University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements during the fiscal year ended August 31, 2000, except in two instances. Timely reports on SEC Form 4 (Statement of Changes in Beneficial Ownership) were not filed for the disposition on April 6, 2000, of the following shares of the Company's Common Stock which may be deemed to have been beneficially owned by Mr. Nicholson: 16,000 shares by Miller-Nicholson, Inc.; 14,000 shares by MN One, Inc.; and 10,000 shares by MN II, Inc. In addition, Mr. Simplot did not timely report the acquisition of 808 shares of the Company's Common Stock on January 31, 2000. All of the above share amounts have been adjusted for the Company's 2-for-1 stock split which was effected on May 1, 2000.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    During fiscal 2000, TI paid $1,428,517 to the Company for relocation reimbursement, assembly and testing fees, service contracts and miscellaneous other charges relating to the Company's acquisition of substantially all of TI's semiconductor memory operations on September 30, 1998 (the "Acquisition"). The Company paid $9,457,447 to TI during fiscal 2000 pursuant to service contracts related to the Acquisition. In addition, during fiscal 2000, TI purchased $1,512,500 worth of used equipment from the Company.



    During fiscal 2000, the Company paid $17,810,149 to Lam Research Corporation for semiconductor manufacturing equipment and related services and received $350,000 from Lam Research Corporation for used equipment.



    During fiscal 2000, MEI invoiced $886,932 to the J.R. Simplot Company for computer equipment and e-services.



    During fiscal 2000, the Company paid $97,259 for discount admission tickets to BowDen Properties, LLC d.b.a. Roaring Springs Water Park. The tickets were subsequently resold at cost to Company employees. Mr. Nicholson is a member of BowDen Properties, LLC.



    Intel Corporation ("Intel") was the beneficial owner of more than 5% of the Company's outstanding Common Stock until approximately July 2000. During fiscal 2000, the Company and its subsidiaries purchased microprocessors, chipsets, motherboards and other products from Intel and sold semiconductor memory products and personal computer systems to Intel. In addition, Intel and MEI shared the cost of qualifying MEI advertising and marketing expenditures pursuant to a cooperative advertising program sponsored by Intel.


BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of six meetings during the fiscal year ended August 31, 2000. The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

    The Audit Committee held three meetings during fiscal 2000.
Messrs. Nicholson, Smith, and Weber served on the Audit Committee during all of fiscal 2000. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent accountants and evaluating the Company's accounting principles and system of internal accounting controls.

    The Compensation Committee held three meetings during fiscal 2000.
Mr. Bagley, Mr. Lothrop and Mr. Nicholson served on the Compensation Committee during all of fiscal 2000. The Compensation Committee is primarily responsible for reviewing and approving the compensation for the Company's officers. See "Report of the Compensation Committee of the Board of Directors Regarding Executive Compensation."

    During fiscal 2000, all incumbent directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings of all committees of the Board on which they served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


    The following table shows all compensation earned by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2000 ("Named Executive Officers") for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:


                           SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                 -----------------------
                                                         ANNUAL COMPENSATION     OPTIONS     ALL OTHER
                                              FISCAL    ----------------------   GRANTED    COMPENSATION
NAME AND PRINCIPAL POSITION                    YEAR     SALARY(1)    BONUS(2)     (3)(4)        (5)
---------------------------                  --------   ---------   ----------   --------   ------------
Steven R. Appleton ........................    2000     $656,827    $2,541,793   250,000       $1,500
  Chairman, CEO & President                    1999      605,000     1,481,605   250,000        1,500
                                               1998      658,654         4,246         0        3,474
D. Mark Durcan ............................    2000      322,260     1,851,284   200,000        1,500
  CTO & Vice President of Research &           1999      302,500       276,472   180,000        1,500
  Development                                  1998      329,710        69,745         0        3,474
Jay L. Hawkins ............................    2000      275,048     1,300,251   150,000        1,500
  Vice President of Operations                 1999      255,962       173,696   150,000        1,500
                                               1998      278,248         1,842         0       16,960
Roderic W. Lewis ..........................    2000      277,356     1,790,293   200,000        6,736
  Vice President of Legal Affairs, General     1999      255,962       313,719   180,000        1,500
  Counsel & Corporate Secretary                1998      278,870         1,842         0        8,102
Wilbur G. Stover, Jr. .....................    2000      377,683     1,797,308   200,000        1,500
  Vice President of Finance & CFO              1999      358,346       874,921   180,000        1,500
                                               1998      390,289         2,547         0       12,359


------------------------


(1) Includes compensation deferred by the employee under the Company's 401(k) retirement plan.



(2) Includes executive bonuses earned during the fiscal year for financial performance goals relating to fiscal 1997 and 2000. See the subheading "COMPANY PERFORMANCE BONUSES" under the "Report of the Compensation Committee of the Board of Directors Regarding Executive Compensation." Also includes profit sharing and, with respect to Mr. Durcan, bonuses for the filing and issuance of patents and the achievement of performance milestones.



(3) Includes options to purchase shares of the Company's Common Stock under the Company's 1994 Stock Option Plan. Option amounts for 1998 and 1999 have been adjusted for the Company's 2-for-1 stock split which was effected on May 1, 2000.



(4) Options for fiscal 1998 were granted at the end of fiscal 1997 in the following amounts, as adjusted for the Company's 2-for-1 stock split which was effected on May 1, 2000: Mr. Appleton 140,000, Mr. Durcan 120,000,
    Mr. Hawkins 110,000, Mr. Lewis 110,000 and Mr. Stover 120,000.



(5) Consists of: (i) Company contributions made on the named executive's behalf under the Company's 401(k) retirement plan; (ii) payments under the Company's time-off plan; and (iii) cash paid under the Company's sabbatical/longevity bonus program.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on options to purchase the Company's Common Stock granted to the Named Executive Officers in fiscal 2000:


                                                    INDIVIDUAL GRANTS
                                   ---------------------------------------------------
                                                  PERCENT OF                             POTENTIAL REALIZABLE VALUE
                                                    TOTAL       EXERCISE                 AT ASSUMED ANNUAL RATES OF
                                                   OPTIONS       OR BASE                  STOCK PRICE APPRECIATION
                                                  GRANTED TO      PRICE                     FOR OPTION TERM (3)
                                     OPTIONS     EMPLOYEES IN      PER      EXPIRATION   --------------------------
NAME                               GRANTED (1)   FISCAL YEAR    SHARE (2)      DATE          5%            10%
----                               -----------   ------------   ---------   ----------   -----------   ------------
Steven R. Appleton...............    250,000         1.46%       $39.94     9/27/2009    $6,279,120    $15,912,522

D. Mark Durcan...................    200,000         1.16%        39.94     9/27/2009     5,023,296     12,730,018

Jay L. Hawkins...................    150,000         0.87%        39.94     9/27/2009     3,767,472      9,547,513

Roderic W. Lewis.................    200,000         1.16%        39.94     9/27/2009     5,023,296     12,730,018

Wilbur G. Stover, Jr.............    200,000         1.16%        39.94     9/27/2009     5,023,296     12,730,018


------------------------


(1) Options vest 25% per year over a four year period. Option amounts have been adjusted for the Company's 2-for-1 stock split which was effected on May 1, 2000.



(2) All options were granted with an exercise price equal to the fair market value of the Company's Common Stock on September 27, 1999, the date of the option grant.



(3) Potential realizable value is based on an assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Potential realizable value is shown net of exercise price. The numbers are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table provides information regarding option exercises in fiscal 2000 by the Named Executive Officers and the value of such officers' unexercised options at August 31, 2000:


                                                                        NUMBER OF       VALUE OF UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                                                    OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                       NUMBER OF                        YEAR-END            YEAR-END (3)
                                         SHARES                     -----------------   --------------------
                                      ACQUIRED ON       VALUE        EXERCISABLE (E)      EXERCISABLE (E)
NAME                                  EXERCISE (1)   REALIZED (2)   UNEXERCISABLE (U)    UNEXERCISABLE (U)
----                                  ------------   ------------   -----------------   --------------------
Steven R. Appleton..................    603,898      $39,569,779          28,000(E)         $ 1,648,150(E)
                                                                         578,000(U)          32,090,325(U)

D. Mark Durcan......................    172,902       10,914,643          88,000(E)           5,499,184(E)
                                                                         444,434(U)          24,455,097(U)

Jay L. Hawkins......................    163,726        7,277,182         148,146(E)           9,439,444(E)
                                                                         350,630(U)          19,440,437(U)

Roderic W. Lewis....................    150,000        9,749,478          76,554(E)           4,911,858(E)
                                                                         436,000(U)          23,927,336(U)

Wilbur G. Stover, Jr................    294,432       13,539,349          24,000(E)           1,412,700(E)
                                                                         456,000(U)          25,204,436(U)


------------------------


(1) Share amounts have been adjusted for the Company's 2-for-1 stock split which was effected May 1, 2000.



(2) The Value Realized was calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise, regardless of whether the shares acquired on exercise were held or sold.



(3) Represents the difference between the exercise price of the options and $81.75, the closing price of the Company's Common Stock on August 31, 2000.


COMPENSATION OF DIRECTORS


    Directors who are employees of the Company receive no additional or special remuneration for their service as directors. Directors who are not employees of the Company are entitled to receive an annual retainer of $50,000. Pursuant to the Company's 1998 Non-Employee Directors Stock Incentive Plan ("DSIP"), non-employee directors may elect to take some or all of their annual retainer in the form of cash, shares of Common Stock or deferred rights to receive Common Stock upon termination as a director. As of October 2, 2000, each of Messrs. Bagley, Lothrop and Nicholson had 2,462 deferred rights to receive Common Stock under the DSIP and Mr. Simplot had 614 deferred rights. The Company also reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings. Directors do not receive any additional or special remuneration for their service on any of the committees established by the Board of Directors.



    In June 1997, the Board of Directors amended the Company's 1994 Stock Option Plan (the "1994 Plan") to allow directors to participate in the 1994 Plan and approved a program whereby non-employee directors are granted (i) an initial option to purchase 10,000 shares upon the later to occur of the date of their appointment to the Board or June 30, 1997, the date on which resolutions approving the program were passed by the Board of Directors, and (ii) an annual subsequent option to purchase 3,000 shares of the Company's Common Stock. In September 2000, the amount of the annual option grant was increased to 10,000 shares beginning with the fiscal 2001 grant. The options granted to the non-employee directors are fully vested on the date of grant and have an exercise price equal to the fair market value at the date of grant. As of October 2, 2000, each of Messrs. Bagley, Lothrop, Nicholson and Simplot had options outstanding to purchase 48,000 shares at a weighted average exercise price of $33.87 per share. Mr. Weber had options outstanding to purchase 10,000 shares at a weighted average exercise price of $78.31. Mr. Smith had options outstanding to purchase 16,000 shares at a weighted average exercise price of $63.92 per share.


    Mr. Lothrop has entered into an agreement with the Company pursuant to which his receipt of the director fees he earned prior to January 1999 is deferred until the first business day of the calendar year in which he no longer serves as a director of the Company. Deferred amounts, in the case of his termination of service as a director, are paid in five annual installments. In the event of death, the balance then owed is paid in a single sum as soon as practicable following his death. All amounts deferred are recorded as a liability in the records of the Company. Such amounts accrue interest monthly at a rate per annum equal to the Company's average investment portfolio yield for such month.


    Where applicable, the above share amounts have been adjusted for the Company's 2-for-1 stock split which was effected on May 1, 2000.


TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENT

    SEVERANCE AGREEMENTS


    The Company has entered into Severance Agreements with each of the Named Executive Officers and certain other officers of the Company relating to termination and compensation upon termination. The Severance Agreements allow either the Company or the officer to terminate the officer's employment with the Company or the officer's status as an officer of the Company, for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing to the other party. The Severance Agreements generally provide a six month "Transition Period" which begins upon termination of the officer's employment with the Company or status as an officer of the Company. Provided the officer complies with the noncompetition and other terms of the Severance Agreement, the officer is entitled to receive compensation during the Transition Period equivalent to all benefits customarily provided to such officer while employed including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. "Customarily provided" refers to the Company's practices and plans with respect to the officer's benefits and compensation in effect as of the date of the officer's date of termination of employment or status as an officer ("Termination Date"). However, such terminated officers are not entitled to any new grants of interest in future executive bonus pools, any new grants of stock options, and payment of any compensation that would be deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the Termination Date.


    CHANGE IN CONTROL ARRANGEMENT

    On October 31, 1988, the Company's Board of Directors adopted an arrangement whereby, upon any change in control of the Company, all unvested shares and options shall vest, and all unpaid bonuses subject to installments shall be immediately due and payable. "Change in Control" is defined under this arrangement to mean the acquisition by any person or entity, directly, indirectly or beneficially, acting alone or in concert, of more than thirty-five percent (35%) of the Common Stock of the Company then outstanding.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH SET FORTH HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

    This report has been prepared by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Messrs. Bagley, Lothrop and Nicholson serve as members of the Committee. The Committee meets at least annually or more frequently as the Company's Board of Directors may request. During fiscal 2000, the Committee met three times. The Committee's primary responsibilities include the review of compensation, consisting of salary, bonuses, benefits, stock option grants and other compensation, of the Company's executive officers. Compensation for the Company's executive officers for fiscal 2000, including base salary, performance bonuses, stock option grants, and other compensation, were determined by the Committee and reviewed and approved by the Company's Board of Directors.

EXECUTIVE OFFICER COMPENSATION

    The executive officer compensation programs utilized by the Company are described below for the purpose of providing a general understanding of the various components of executive officer compensation. These executive officer compensation programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company and its subsidiaries. The various components of the executive officer compensation programs used by the Company are, in most cases, the same as those made available generally to employees of the Company and its subsidiaries. The following is a summary of the executive officer compensation programs:

    CASH COMPENSATION

    BASE SALARY. Base salaries are established primarily upon an evaluation of the executive officer's position and contributions to the Company, including
(i) individual performance, (ii) level of responsibility, (iii) technical expertise, (iv) Company performance, (v) length of service and (vi) industry compensation levels.


    COMPANY PERFORMANCE BONUSES. The performance bonuses earned in fiscal 2000 relate to the Company's performance in fiscal 1997 and 2000. Cash bonuses to executive officers are intended to reward executive officers for the Company's financial performance during each fiscal year. Accordingly, bonuses are determined based on performance criteria established at the beginning of each fiscal year formulated primarily as a percentage of the Company's profits at the end of the fiscal year. Performance bonus percentages are established according to a subjective analysis of each executive officer's contribution to the Company according to the same criteria utilized to determine base salary. Bonuses and profits are based on the results of the Company's semiconductor operations. No performance bonuses were earned for fiscal 1998 and 1999 as a result of the Company's financial performance for such periods. Performance bonuses for fiscal years prior to fiscal 2000 have been paid generally in five annual installments and are subject to payment restrictions, including that the Company be profitable in the fiscal quarter immediately prior to payment, as described in "PAYMENT/EXERCISE RESTRICTIONS" below. Four installments of the fiscal 1997 bonus have been paid to date. The performance bonus for fiscal 2000 was paid in a single payment in order to more closely align the payment of the bonus to the Company's performance. Bonuses for fiscal 2001, if any, will be paid in a single payment.


    PROFIT SHARING. The Company distributes ten percent (10%) of the Company's quarterly after-tax profits (determined on an unconsolidated basis) to all eligible employees of the Company.

    INCENTIVE BONUSES. From time to time, incentive cash bonuses are approved for payment to employees, including executive officers, for the achievement of milestones, the completion of projects identified as contributing substantially to the Company's success, and the attainment of technological advances.

    EQUITY COMPENSATION


    In order to provide incentive to the executive officers and employees of the Company related to long-term growth in the value of the Company's Common Stock, the Company issues incentive stock options and nonstatutory stock options to such persons under the Company's (i) 1994 Stock Option Plan, (ii) Nonstatutory Stock Option Plan, (iii) 1997 Nonstatutory Stock Option Plan and (iv) 1998 Nonstatutory Stock Option Plan (collectively, the "Stock Plans"). The determination of who receives stock options under the Stock Plans and the number of stock options granted to each such recipient is based upon the same criteria utilized to determine base salary.


    OTHER COMPENSATION

    In addition to cash and equity compensation programs, the executive officers participate in various other employee benefit plans, including, but not limited to, a time-off plan. Under the time-off plan, all employees of the Company, including executive officers, are allowed to accumulate a predetermined nondiscriminatory number of hours for vacation, holiday, sick time, emergencies and personal needs. Executive officer participation in various professional organizations and associations may also be funded by the Company.

    PAYMENT/EXERCISE RESTRICTIONS

    In an effort to encourage employees and executive officers to remain employed by the Company and to promote Company performance, many compensation programs for employees and executive officers contain provisions which subject the payment or realization of benefits under such programs to certain conditions. In this regard, Company performance bonuses awarded to each executive officer are earned and paid subject to the following conditions:
(i) the Company is profitable in the fiscal quarter immediately prior to payment; (ii) the individual is employed by the Company or a subsidiary of the Company at the time of payment (regardless of the fiscal year results for which the payment is attributable); and (iii) the Committee's certification that the executive officer's goals were achieved. Likewise, stock options granted to executive officers typically have a term of ten years and vest twenty-five percent (25%) each year for a period of four years from the date of grant.

CEO COMPENSATION


    Steven R. Appleton's annual base salary was set at $800,000 in July 2000 and was based primarily on Mr. Appleton's overall and anticipated performance, the Company's performance, and the Committee's assessment of the compensation practices of other semiconductor manufacturing companies. This was the first increase in Mr. Appleton's salary since July 1997. Mr. Appleton did not earn any cash bonus payments pursuant to Company Performance Bonuses for fiscal 1998 or 1999. Mr. Appleton earned a total cash bonus of $2,541,793 in fiscal 2000, $2,117,977 of which related to the Company's performance in fiscal 2000 and $423,816 of which related to the Company's performance in fiscal 1997. See the description of "COMPANY PERFORMANCE BONUSES" and "PAYMENT/EXERCISE RESTRICTIONS" in this Report.



    In fiscal 2000, Mr. Appleton was granted options to purchase 250,000 shares. The Company granted stock options to other executive officers at the same time. The Committee did not have a plan pursuant to which a predetermined number of stock options were allocated to Mr. Appleton. The actual number of the stock options granted to Mr. Appleton was based upon subjective and objective factors, such as his individual performance, his position in the Company relative to the other executive officers who received option grants on the same date, the Company's overall performance, his length of service with the

Company, his past contributions to the success of the Company, his expected contributions to the future success of the Company and industry practices.


                Compensation Committee of the Board of Directors

                                James W. Bagley
                                Robert A. Lothrop
                                Thomas T. Nicholson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 2000, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries.

                               PERFORMANCE GRAPH

    The following graph illustrates a five-year comparison of cumulative total returns for the Company's Common Stock, the S&P 500 Composite Index, and the S&P Electronics (Semiconductors) Index from August 31, 1995, through August 31, 2000.

    NOTE: MANAGEMENT CAUTIONS THAT THE STOCK PRICE PERFORMANCE INFORMATION SHOWN IN THE GRAPH BELOW IS PROVIDED AS OF FISCAL YEAR-END AND MAY NOT BE INDICATIVE OF CURRENT STOCK PRICE LEVELS OR FUTURE STOCK PRICE PERFORMANCE.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG MICRON TECHNOLOGY, INC., THE S & P 500 INDEX
                AND THE S & P ELECTRONICS (SEMICONDUCTORS) INDEX


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

199519961997199819992000
MICRON TECHNOLOGY INC100.0029.6958.0829.6997.73213.41
S & P 500100.00118.73167.00180.51252.40293.59
S & P ELECTRONICS (SEMICONDUCTORS)100.0089.05202.71148.96373.71681.89


*$100 INVESTED ON 8/31/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.
                     FISCAL YEAR ASSUMED TO END AUGUST 31.


    The Company operates on a 52/53 week fiscal year which ends on the Thursday closest to August 31. Accordingly, the last trading day of the Company's fiscal year varies. For consistent presentation and comparison to the industry indices shown herein, the Company has calculated its stock performance graph assuming an August 31 year-end. The performance graph assumes $100 invested on August 31, 1995, in Common Stock of Micron Technology, Inc., the S&P 500 Composite Index, and the S&P Electronics (Semiconductors) Index. Any dividends paid during the period presented are assumed to be reinvested. The performance was plotted using the following data:

    MICRON TECHNOLOGY, INC.
     STOCK PERFORMANCE GRAPH


                                          1995       1996       1997       1998       1999       2000
                                        --------   --------   --------   --------   --------   --------
Micron Technology, Inc................  $100.00    $ 29.69    $ 58.08    $ 29.69    $ 97.73    $213.41
S&P 500...............................   100.00     118.73     167.00     180.51     252.40     293.59
S&P Electronics (Semiconductors)......   100.00      89.05     202.71     148.96     373.71     681.89

PROPOSAL 2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 1,000,000,000 TO 3,000,000,000.


    The Company's Certificate of Incorporation (the "Certificate") as currently in effect provides that the Company is authorized to issue 1,000,000,000 shares of Common Stock, $0.10 par value per share. On October 3, 2000, the Board of Directors authorized an amendment to the first paragraph of Section 4 of the Certificate to increase the authorized number of shares of Common Stock to 3,000,000,000 shares. The shareholders are being asked to approve at the Annual Meeting such amendment to the Certificate.



    The Company currently has 1,000,000,000 authorized shares of Common Stock. As of October 2, 2000, 567,667,350 shares of Common Stock were issued and outstanding. In addition, 71,672,736 shares were reserved as of October 2, 2000, for future grant or for issuance upon the exercise of outstanding options under the Company's Stock Plans and 24,666,716 shares were reserved for issuance upon conversion of the Notes.


PURPOSE AND EFFECT OF THE AMENDMENT

    The principal purpose of the proposed amendment of the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to permit future stock splits, stock dividends or to utilize such shares for various business purposes. The Board of Directors has no present plan, agreement, or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.


    The increase in authorized Common Stock will not have any immediate effect on the rights of existing shareholders. To the extent that additional authorized shares are issued in the future in a transaction other than in a stock split or stock dividend, the existing shareholder's percentage equity ownership will decrease and, depending on the price at which shares are issued, could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock. The holders of Common Stock have no preemptive rights. The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders by diluting the stock ownership or voting rights of a person seeking to obtain control of the Company. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for the Company's shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain their positions, and place the Company in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.



    If the proposed amendment is adopted, it will become effective upon filing of an amendment to the Company's Certificate with the Secretary of State of the State of Delaware. If the amendment is not approved, the Company's Certificate will not be changed.

REQUIRED VOTE

    The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this matter is required to approve the amendment to the Company's Certificate. Abstentions and broker non-votes will have the effect of voting against this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE AMENDMENT.

PROPOSAL 3. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION ELIMINATING THE COMPANY'S AUTHORITY TO ISSUE CLASS A COMMON STOCK.


    At the Company's 1998 Annual Meeting, the shareholders approved an amendment to the Company's Certificate of Incorporation (the "Certificate") to authorize 32,000,000 shares of Class A Common Stock, par value $0.10 (the "Class A Common Stock"). In January 1999, 15,810,277 shares of Class A Common Stock were issued to Intel Corporation ("Intel") in connection with a $500 million investment by Intel in the Company. Intel has since converted all its shares of Class A Common Stock into Common Stock and sold them in open market transactions. As of July 20, 2000, there were no shares of Class A Common Stock outstanding. The shareholders are being asked to approve at the Annual Meeting an amendment to the Certificate which will eliminate the Company's authority to issue Class A Common Stock.


PURPOSE AND EFFECT OF THE AMENDMENT


    The purpose of the proposed amendment to the Certificate is to eliminate the Company's authority to issue Class A Common Stock. The Company's Class A Common Stock has rights and obligations particular to the completed investment by Intel. The Company has no intention of issuing additional shares of Class A Common Stock. Therefore, the authority to grant Class A Common Stock no longer serves any useful purpose and may be misleading to those reviewing the Certificate. If this proposal is approved, Section 4(a) of the Certificate will be revised to eliminate the reference to Class A Common Stock and Section 4(b) of the Certificate, which sets forth the terms of the Class A Common Stock, will be deleted in its entirety.



    If the proposed amendment is adopted, it will become effective upon filing of an amendment to the Company's Certificate with the Secretary of State of the State of Delaware. If the amendment is not approved, the Company's Certificate will not be changed.


REQUIRED VOTE

    The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this matter is required to approve the amendment to the Company's Certificate. Abstentions and broker non-votes will have the effect of voting against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE AMENDMENT.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


    The Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC"), independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending August 30, 2001. PwC and its predecessor, Coopers and Lybrand LLP, have been the Company's independent accountants since fiscal 1985. If the ratification of PwC's appointment is not approved by a majority of the shares voting thereon, the Board of Directors will reconsider its decision to appoint PwC as the Company's independent accountants. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.


    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL 5.  OTHER MATTERS


    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote, in their discretion, the shares they represent.



DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING



    Proposals of shareholders of the Company which are intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive offices located at 8000 S. Federal Way, Boise, Idaho 83716-9632, no later than June 26, 2001, and must also be in compliance with the Company's Certificate of Incorporation and Bylaws and with applicable laws and regulations in order to be included in the proxy statement and form of proxy relating to that meeting. Proposals which are received after June 26, 2001, will be untimely and will not be considered at the meeting.


                                          THE BOARD OF DIRECTORS

October 24, 2000

                                     [MAP]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     [LOGO]

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                               NOVEMBER 28, 2000

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2000 Annual Meeting of Shareholders and Proxy Statement, each dated October 24, 2000, and hereby appoints Steven R. Appleton and W. G. Stover, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Micron Technology, Inc., to be held November 28, 2000, at 9:00 a.m., Mountain Standard Time, at the COMPANY'S HEADQUARTERS LOCATED AT 8000
S. FEDERAL WAY, BOISE, IDAHO 83716-9632, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.     ELECTION OF DIRECTORS:             / / FOR nominees listed below      / / WITHHOLD authority
                                            (except as indicated)              to vote for all nominees listed
                                                                               below

    IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW: Steven R. Appleton; James W. Bagley; Robert A. Lothrop; Thomas T. Nicholson; Don J. Simplot; Gordon C. Smith; William P. Weber

                           (to be signed on reverse side)

                            (continued from other side)

2.   PROPOSAL BY THE COMPANY TO APPROVE AN AMENDMENT TO THE
     COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER
     OF AUTHORIZED SHARES OF COMMON STOCK FROM 1,000,000,000 TO
     3,000,000,000                                                   / / FOR    / / AGAINST    / / ABSTAIN
3.   PROPOSAL BY THE COMPANY TO APPROVE AN AMENDMENT TO THE
     COMPANY'S CERTIFICATE OF INCORPORATION ELIMINATING THE
     COMPANY'S AUTHORITY TO ISSUE CLASS A COMMON STOCK               / / FOR    / / AGAINST    / / ABSTAIN
4.   PROPOSAL BY THE COMPANY TO RATIFY THE APPOINTMENT OF
     PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT
     ACCOUNTANTS FOR FISCAL 2001                                     / / FOR    / / AGAINST    / / ABSTAIN

and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote, in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

                                                              Dated -------------------------------------------
                                                              Signature ---------------------------------------
                                                              Signature ---------------------------------------

(This proxy should be voted, signed, and dated by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                                                           -------------------
                                                           COMPANY #
                                                           CONTROL #
                                                           -------------------

                THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR
                               PROXY CARD.

              VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326
                      -- QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on November 27, 2000.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
- Follow the simple instructions the Voice provides you.

             VOTE BY INTERNET -- http://www.eproxy.com/mu/
                      -- QUICK *** EASY *** IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on November 27, 2000.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

                               VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to MICRON TECHNOLOGY, INC., c/o Shareowner Services-SM-, P.O. Box 64873, St. Paul, MN 55164-0873.


    IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                             PLEASE DETACH HERE



      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1. Election of directors:   01 Steven R. Appleton    02 James W. Bagley
   03 Robert A. Lothrop     04 Thomas T. Nicholson   05 Don J. Simplot
   06 Gordon C. Smith       07 William P. Weber

/ / FOR nominees listed (except as indicated)

/ / WITHHOLD authority to vote for all nominees listed

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

------------------------------------------------------------------

------------------------------------------------------------------

2. Proposal by the Company to approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 1,000,000,000 to 3,000,000,000

   / /  FOR          / / AGAINST       / / ABSTAIN

3. Proposal by the Company to approve an amendment to the Company's Certificate of Incorporation eliminating the Company's authority to issue Class A Common Stock

   / /  FOR          / / AGAINST       / / ABSTAIN

4. Proposal by the Company to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2001

   / /  FOR          / / AGAINST       / / ABSTAIN

AND IN THEIR DISCRETION, UPON SUCH OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box / / Indicate changes below:





Dated______________________________

------------------------------------------------------------------

------------------------------------------------------------------

Signature(s) in Box

(This proxy should be voted, signed, and dated by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                               [MICRON LOGO]

                        ANNUAL MEETING OF SHAREHOLDERS

                              NOVEMBER 28, 2000
                                  9:00 A.M.

                           COMPANY'S HEADQUARTERS
                            8000 S. FEDERAL WAY,
                            BOISE, IDAHO 83716-9632




MICRON TECHNOLOGY, INC.
BOISE, IDAHO 83716-9632                                                   PROXY
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2000 Annual Meeting of Shareholders and Proxy Statement, each dated October 24, 2000, and hereby appoints Steven R. Appleton and W. G. Stover, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Micron Technology, Inc., to be held November 28, 2000, at 9:00 a.m., Mountain Standard time, at the COMPANY'S HEADQUARTERS LOCATED AT 8000 S. FEDERAL WAY, BOISE, IDAHO 83716-9632, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote, in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

                       SEE REVERSE FOR VOTING INSTRUCTIONS.